Exhibit 10.1

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of _______, 2020, is by and among BBX Capital Corporation, a Florida corporation (“Parent”), and BBX Capital Florida LLC, a Florida limited liability company (“New BBX Capital”). Each of Parent and New BBX Capital is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it is advisable and in the best interests of Parent and its shareholders that New BBX Capital, which is currently a wholly owned subsidiary of Parent and holds (or in accordance with the terms of the Separation Agreement will hold) the subsidiaries and investments which comprise or operate the New BBX Capital Business, be converted into a Florida corporation and become a separate, public company through the spin-off of New BBX Capital, with Parent retaining the Bluegreen Business and continuing as a public company and “pure play” Bluegreen holding company;

WHEREAS, in furtherance of the foregoing, on the date hereof, Parent and New BBX Capital have entered into the Separation Agreement pursuant to which, subject to the terms and conditions thereof, the assets and liabilities of the Bluegreen Business will be separated from those of the New BBX Capital Business (the “Separation”) and thereafter Parent will distribute 100% of the issued and outstanding shares of New BBX Capital Common Stock pro rata to holders of Parent Common Stock (the “Distribution” and, collectively with the Separation, the “Spin-Off”), all as more fully described in the Separation Agreement;

WHEREAS, in connection with the Spin-Off, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 7.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Bluegreen Business” has the meaning set forth in the Separation Agreement.

“Carryback” has the meaning set forth in Section 4.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Covered Taxes” has the meaning set forth in the Transition Services Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to the applicable Taxing Authority to avoid the incurrence of interest, penalties and/or additions to Tax.

“Employee Matters Agreement” means the Employee Matters Agreement by and among the Parties dated as of the date hereof.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include (a) any action described in or contemplated by the Separation Agreement or any Ancillary Agreement, (b) any action that is otherwise undertaken in connection with the Spin-Off, or (c) any compensatory payment or compensatory transfer in respect of services made as a result of, or in connection with, the Spiin-Off (which shall be treated as paid immediately before the Distribution on the Distribution Date).

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Group” of which a Person is a member means (i) the Parent Group if the Person is a member of the Parent Group, and (ii) the New BBX Capital Group if the Person is a member of the New BBX Capital Group.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 6.01(a).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Mixed Business Income Tax Return” means any Mixed Business Tax Return on which Income Taxes are reflected or reported.

“Mixed Business Tax Return” means any Tax Return (other than a Parent Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Bluegreen Business, on the one hand, and at least one asset or activity that is part of the New BBX Capital Business, on the other hand.

“New BBX Capital” has the meaning set forth in the preamble to this Agreement.

“New BBX Capital Business” has the meaning set forth in the Separation Agreement.

“New BBX Capital Common Stock” has the meaning set forth in the Separation Agreement.

“New BBX Capital Entity” means any Subsidiary of New BBX Capital immediately after the Distribution.

“New BBX Capital Group” means, individually or collectively, as the case may be, New BBX Capital and any New BBX Capital Entity.

“New BBX Capital Taxes” means, without duplication, (a) any Taxes of (i) Parent or any Subsidiary or former Subsidiary of Parent attributable to assets or activities of the New BBX Capital Business, as determined pursuant to Section 2.09 or (ii) New BBX Capital or any Subsidiary of New BBX Capital and (b) any Taxes attributable to an Extraordinary Transaction occurring after the Distribution on the Distribution Date by New BBX Capital or a New BBX Capital Entity.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person, consistent with past practice.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” has the meaning set forth in the Separation Agreement.

“Parent Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Parent as the Common Parent.

“Parent Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Parent Consolidated Return.

“Parent Entity” means any Subsidiary of Parent immediately after the Distribution.

“Parent Group” means, individually or collectively, as the case may be, Parent and any Parent Entity, excluding any member of the New BBX Capital Group.

“Parent Taxes” means, without duplication, (a) any Parent Consolidated Taxes, (b) any Taxes imposed on New BBX Capital or any member of the New BBX Capital Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of New BBX Capital or any such member being or having been included as part of a Parent Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (c) any Taxes of the Parent Group and any former Subsidiary of Parent (excluding any member of the New BBX Capital Group) for any Pre-Closing Period, (d) any Parent Transaction Taxes, and (e) any Transfer Taxes, in each case (x) other than New BBX Capital Taxes and (y) including any Taxes resulting from an Adjustment.

“Parent Transaction Taxes” means any Taxes (a) imposed on or by reason of the Separation or the Distribution and (b) payable by reason of the distribution of cash or other property from New BBX Capital to Parent (in each case, including Transfer Taxes imposed on such transactions described in (a) and (b)). For the avoidance of doubt, Parent Transaction Taxes include, without limitation, Taxes payable by reason of deferred intercompany transactions or excess loss accounts triggered by the Separation or the Distribution.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on the day after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Retention Period” has the meaning set forth in Section 6.02.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” means the Separation and Distribution Agreement by and among Parent and New BBX Capital dated as of the date hereof.

“Single Business Return” means any Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Bluegreen Business, on the one hand, or the New BBX Capital Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Straddle Period” means any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step-up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., state or foreign Income Tax law) which includes Parent or New BBX Capital, as the context requires, but for the avoidance of doubt, (i) Parent’s Tax Group does not include any members of the New BBX Capital Group and (ii) New BBX Capital’s Tax Group does not include any members of the Parent Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 6.01(a).

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on Separation or the Distribution.

“Transition Services Agreement” means the Transition Services Agreement by and among the Parties dated as of the date hereof.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02 Additional Definitions. Any other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 Parent Consolidated Returns.

(a) Parent Consolidated Returns. Parent shall prepare and file all Parent Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that New BBX Capital shall reimburse Parent for any such Taxes that are New BBX Capital Taxes.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by New BBX Capital or any New BBX Capital Entity on the Distribution Date after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02 Mixed Business Tax Returns.

(a) Subject to Section 2.02(b), Parent shall prepare (or cause a Parent Entity to prepare) and Parent, a Parent Entity or New BBX Capital shall file (or cause to be filed) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that New BBX Capital shall reimburse Parent for any such Taxes that are New BBX Capital Taxes.

(b) New BBX Capital shall prepare and file (or cause a New BBX Capital Entity to prepare and file) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period required to be filed by New BBX Capital or a New BBX Capital Entity after the Distribution Date, and New BBX Capital shall pay, or cause such New BBX Capital Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Parent shall reimburse New BBX Capital for any such Taxes that are Parent Taxes.

Section 2.03 Single Business Returns.

(a) Parent shall prepare and file (or cause a Parent Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period that reflects or reports Tax Items relating only to the Bluegreen Business and shall pay, or cause such Parent Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that New BBX Capital shall reimburse Parent for any such Taxes that are New BBX Capital Taxes.

(b) New BBX Capital shall prepare and file (or cause a New BBX Capital Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period that reflects or reports Tax Items relating only to the New BBX Capital Business and shall pay, or cause such New BBX Capital Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Parent shall reimburse New BBX Capital for any such Taxes that are Parent Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Parent Consolidated Returns. With respect to all Parent Consolidated Returns for the taxable year which includes the Distribution Date, Parent shall use the closing of the books method under (A) Treasury Regulation Section 1.1502-76 (including adopting the “end of the day rule” described therein) and (B) Section 382 of the Code and any applicable Treasury Regulations promulgated thereunder. To the extent that the positions taken on any Parent Consolidated Tax Return would reasonably be expected to materially adversely affect the Tax position of New BBX Capital or a New BBX Capital Entity for any period after the Distribution Date, Parent shall prepare the portions of such Tax Return that relates to the New BBX Capital Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to New BBX Capital for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Parent from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Parent shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Parent and Parent agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.02 (the “Reviewing Party”) in any Post-Closing Period, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the New BBX Capital Business or the Bluegreen Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return; provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 7.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.05 Amended Returns. Except as provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 7.01, (a) except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), New BBX Capital shall not, and shall not permit any New BBX Capital Entity to, amend any Tax Return of New BBX Capital or any New BBX Capital Entity for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of Parent pursuant to Article III or otherwise increase the Taxes of any member of the Parent Group and (b) except with the prior written consent of New BBX Capital (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not permit any Parent Entity to, amend any Tax Return for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of New BBX Capital pursuant to Article III or otherwise increase the Taxes of any member of the New BBX Capital Group.

Section 2.06 Straddle Period Tax Allocation. Parent and New BBX Capital shall take all actions necessary or appropriate to close the taxable year of New BBX Capital and each New BBX Capital Entity for all Tax purposes as of the close of business on the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit New BBX Capital or a New BBX Capital Entity, as the case may be, to close its taxable year on close of business on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of New BBX Capital or such New BBX Capital Entity as of the close of business on the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.07 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Parent or a Parent Entity or New BBX Capital or a New BBX Capital Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Parent or New BBX Capital to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation at least twenty (20) days before such Due Date.

Section 2.08 Expenses. Except as provided in Section 7.01 in respect of the expenses relating to the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09 Apportionment of New BBX Capital Taxes. For all purposes of this Agreement, but subject to Section 4.03, Parent and New BBX Capital shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the New BBX Capital Business (and in the case of a Tax Item that is properly attributable to both the New BBX Capital Business and the Bluegreen Business, the allocation of such Tax Item between the New BBX Capital Business and the Bluegreen Business) in a manner consistent with the Past Practices of the Parties and the provisions of this Agreement, and any disputes shall be resolved by the Accounting Firm in accordance with Section 7.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Parent. Subject to Section 3.03, Parent shall pay, and shall indemnify and hold the New BBX Capital Group harmless from and against, without duplication, (a) all Parent Taxes, (b) all Taxes incurred by New BBX Capital or any New BBX Capital Entity arising out of, attributable to, or resulting from the breach by Parent of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by New BBX Capital. Subject to Section 3.03, New BBX Capital shall pay, and shall indemnify and hold the Parent Group harmless from and against, without duplication, (a) all New BBX Capital Taxes, (b) all Taxes incurred by Parent or any Parent Entity arising out of, attributable to, or resulting from the breach by New BBX Capital of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). In addition, to the extent, if any, that New BBX Capital’s market value at the time of the Distribution is greater than Parent’s tax basis in New BBX Capital, New BBX Capital shall indemnify Parent for tax on gain taken into account as a result of the Distribution, determined as if no net operating losses or other tax attributes were available to shelter that gain and computed at an assumed tax rate of 25%.

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Parent and New BBX Capital shall treat any payment by Parent to a member of the New BBX Capital Group or by New BBX Capital to a member of the Parent Group required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Parent to New BBX Capital or a distribution by New BBX Capital to Parent, as the case may be, occurring immediately prior to the Distribution.

(b) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Article III of this Agreement, the Separation Agreement or any other Ancillary Agreement shall be (i) decreased to take into account any Tax Benefit to the Indemnified Party (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item and actually realized in or prior to the taxable year succeeding the taxable year in which the indemnified item is incurred (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its Affiliates) arising from the receipt of the relevant indemnity payment.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 7.01.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds and Credits.

(a) Except as provided in Section 4.02, Parent shall be entitled to all Refunds of Taxes for which Parent is responsible pursuant to Article III, and New BBX Capital shall be entitled to all Refunds of Taxes for which New BBX Capital is responsible pursuant to Article III. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such Party as determined under Section 2.06, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled (net of any Taxes imposed with respect to such Refund and any other reasonable out-of-pocket costs incurred by such Party with respect thereto) within ten (10) days after the receipt of the Refund.

(b) Notwithstanding Section 4.01(a), to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than ten (10) days following the date on which the overpayment is reflected on a filed Tax Return.

(c) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks. Except to the extent otherwise consented to by Parent or prohibited by applicable Law, New BBX Capital (or the appropriate member of its Tax Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period with respect to members of the New BBX Capital Group (a “Carryback”). In the event that New BBX Capital (or the appropriate member of its Tax Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), Parent shall cooperate with New BBX Capital, at New BBX Capital’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to New BBX Capital the amount of such Refund, net of any Taxes imposed on the receipt of such Refund and any other reasonable out-of-pocket costs, within ten (10) days after such Refund is received.

Section 4.03 Tax Attributes.

(a) As soon as reasonably practicable after the Distribution Date, Parent shall reasonably determine in good faith the allocation of Tax Attributes, as well as any limitations on the use thereof, arising in a Pre-Closing Period to the Parent Group and the New BBX Capital Group in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A, and 1.1502-95 (and any applicable state, local and foreign Tax Laws). Subject to the preceding sentence, Parent shall be entitled to make any determination as to (i) basis, and (ii) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Parent shall consult in good faith with New BBX Capital regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any comments received in writing from New BBX Capital regarding such allocation and determinations. Parent and New BBX Capital hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Timing Differences. If pursuant to a Final Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Parent Group is responsible hereunder and a Tax Benefit is made allowable to New BBX Capital or a member of its Tax Group for any Tax period after the Distribution Date, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which New BBX Capital or a member of its Tax Group is liable (and for which no member of the Parent Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the New BBX Capital Group is responsible hereunder and a Tax Benefit is made allowable to Parent or a member of its Tax Group for any Tax period prior to the Distribution Date, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period which Parent or a member of its Tax Group is liable (and for which no member of the New BBX Capital Group is liable), then New BBX Capital or Parent, as the case may be, shall make a payment to either Parent or New BBX Capital, as appropriate, within thirty (30) days of the date that such paying Party (or any of its Tax Group members) actually receives such Tax Benefit (determined by comparing its (and its Tax Group members’) Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Parent Group or New BBX Capital Group, as the case may be, is responsible hereunder.

Section 4.05 Tax Benefit Determinations. Notwithstanding anything herein to the contrary, if and to the extent a Party owns, directly or indirectly, less than 100% of the equity of any entity and as a result of such less-than-100% ownership interest in the entity such entity is not a member of the Party’s Tax Group, then the amount of the Tax Benefit payment under this Article IV shall be appropriately adjusted to take into account the percentage ownership (based on value) of any such entity, and shall be determined and due and owing even if such entity is not a member of the Tax Group of a Party.

Section 4.06 Supporting Documentation. If a Party seeks any payment from the other Party pursuant to this Article IV, the requesting Party shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and the calculation of, the amount of such payment obligation. If such other Party disagrees with the determination of the amount of the payment obligation set forth therein, any disputes shall be resolved by the Accounting Firm in accordance with Section 7.01.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings Relating to Parent Consolidated Returns. Parent shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Parent Consolidated Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which New BBX Capital is responsible pursuant to Article III less the amount payable to New BBX Capital pursuant to Section 4.04, Parent shall (i) defend such Tax Proceeding diligently and in good faith, (ii) keep New BBX Capital informed in a timely manner of all material actions proposed to be taken by Parent with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which New BBX Capital is responsible pursuant to Article III), (iii) permit New BBX Capital to participate (at New BBX Capital’s sole expense) in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which New BBX Capital is responsible pursuant to Article III), and (iv) not settle any such Tax Proceeding without the prior written consent of New BBX Capital, which shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Proceedings Relating to Other Returns. The Preparing Party (in the case of a Mixed Business Tax Return) or the Single Business Return Preparing Party (in the case of a Single Business Return) shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return or Single Business Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which the Reviewing Party or Single Business Return Reviewing Party (as applicable) is responsible pursuant to Article III, the controlling party shall (i) defend such Tax Proceeding diligently and in good faith, (ii) keep the non-controlling party informed in a timely manner of all material actions proposed to be taken by the controlling party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Article III), (iii) permit the non-controlling party to participate (at the non-controlling party’s sole expense) in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Article III), and (iv) not settle any such Tax Proceeding without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VI

COOPERATION

Section 6.01 General Cooperation.

(a) The Parties shall each cooperate (and each shall cause its respective Subsidiaries to cooperate) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Parties or their respective Subsidiaries covered by this Agreement and in connection with any financial reporting matter relating to Taxes (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i) the provision of any Tax Returns, other than any Parent Consolidated Return, of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return that relates to Taxes for which New BBX Capital is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s commercially reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv) the use of the Party’s commercially reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Parent Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of either of the Parties or their Subsidiaries (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which New BBX Capital is responsible pursuant to this Agreement); and

(v) the making of each Party’s officers, employees, advisors, other representatives and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c) The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 6.01 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 6.02 Retention of Records. Parent and New BBX Capital shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case, that relate to a Pre-Closing Period or a Straddle Period, until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Period”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party previously retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case, at the expense of such other Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized public accounting firm reasonably acceptable to both of the Parties to resolve such dispute. If the Parties are unable to agree upon such a nationally recognized public accounting firm, then each Party shall select a nationally recognized public accounting firm and the nationally recognized public accounting firms selected by the Parties shall select a separate nationally recognized public accounting firm to resolve any dispute between the Parties as to any matter covered by this Agreement. The nationally recognized public accounting firm selected to resolve any dispute between the Parties pursuant to the foregoing provisions of this Section 7.01 is referred to as the “Accounting Firm.” The Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and New BBX Capital and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination within the ranges submitted by the Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The total costs and expenses of the Accounting Firm will be allocated and borne between Parent and New BBX Capital based upon that percentage of such fees and expenses equal to the percentage of the dollar value of the proposed determinations submitted to the Accounting Firm determined in favor of the applicable Party; provided, that if in light of the nature of the dispute the foregoing is not feasible, such costs and expenses shall be borne equally by the Parties. Any initial retainer required by the Accounting Firm shall be funded equally by the Parties (and, following the Accounting Firm’s determination, the Parties shall make appropriate payments between themselves as are necessary to give effect to the preceding sentence).

Section 7.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period.

Section 7.03 Survival of Covenants. The covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 7.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto (including, without limitation, any successor of Parent or New BBX Capital succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 7.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement and any assignee shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 7.07 shall be null and void. Except as provided in Article III with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 7.09 Amendment; Waiver. Subject to any limitations expressly set forth in the Information Statement, except as expressly set forth to the contrary herein, prior to the Effective Time, this Agreement may be amended and any provision waived, in whole or in part, by Parent, in its sole discretion, by execution of a written document evidencing the same delivered to New BBX Capital. Following the Effective Time, no provision of this Agreement shall be waived or amended unless in writing and, in the case of a waiver, signed by an authorized representative of the waiving Party and, in the case of an amendment, signed by an authorized representative of each Party. No waiver by any of the Parties of any provision or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, and clause are references to the Articles, Sections, paragraphs, and clauses, as the case may be, of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Parent and New BBX Capital have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (j) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12 Coordination with Ancillary Agreements. To the extent any covenants or agreements between the Parties with respect to (a) employee withholding Taxes are set forth in the Employee Matters Agreement, such employee withholding Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement and (b) Covered Taxes as are set forth in the Transition Services Agreement, such Covered Taxes shall be governed exclusively by the Transition Services Agreement and not by this Agreement. Subject to the foregoing, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters, except as expressly set forth to the contrary in the Separation Agreement or any other Ancillary Agreement.

Section 7.13 Confidentiality. The Parties hereby agree that the confidentiality provisions of the Separation Agreement shall apply to all information and material furnished by any Party or its representatives hereunder to the other Party or any of its representatives (including any Information and any Tax Returns).

Section 7.14 Expenses. Except as otherwise provided in this Agreement or the Separation Agreement, whether or not the Distribution or the other transactions contemplated by the Separation Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 7.15 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Parent:

401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: Chairman
Email:
Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller
Fax:
Email:

If to New BBX Capital:

401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: President
Email:
Fax:

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller
Fax:
Email:

or, in each case, to such other address as the Parties hereto may from time to time designate in writing. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to New BBX Capital will be deemed notice to all members of the New BBX Capital Group.

Section 7.16 Effectiveness; Termination. The effectiveness of this Agreement and the obligations and rights created hereunder are subject to, and conditioned upon, the completion of the Distribution pursuant to the terms of the Separation Agreement and shall terminate automatically without any further action of the Parties upon a termination of the Separation Agreement prior to the Effective Time. Once effective, this Agreement shall remain in force and be binding so long as the applicable period for assessments or collections of Tax (including extensions) remains unexpired for any Taxes contemplated by, or indemnified against in, this Agreement, unless earlier terminated upon mutual written consent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BBX CAPITAL CORPORATION

By:
Name:	Alan B. Levan
Title:	Chairman and Chief Executive Officer

BBX CAPITAL FLORIDA LLC

By:
Name:	Jarett S. Levan
Title:	President and Chief Executive Officer